EXHIBIT 10.2
LIVERAMP HOLDINGS, INC.
AMENDED AND RESTATED 2005 EQUITY COMPENSATION PLAN
NOTICE OF PERFORMANCE UNIT AWARD AND PERFORMANCE UNIT AGREEMENT

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AWARD NUMBER:	%%OPTION_NUMBER%-%
PLAN:	%%EQUITY_PLAN%-%
AWARD DATE:	%%OPTION_DATE,'MONTH DD, YYYY'%-%
NUMBER OF PERFORMANCE UNITS:	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%

Effective as of the award date set forth above (“Award Date”), pursuant to the Amended and Restated 2005 Equity Compensation Plan of LiveRamp Holdings, Inc (the “Plan”), you have been granted an award of that number of Performance Units set forth above (“PSUs”), with each PSU representing the right to receive one share of the common stock of LiveRamp Holdings, Inc (the “Company”) upon vesting. Capitalized terms that are not defined in this Notice of Performance Unit Award and Performance Unit Agreement (the “Notice”), the Terms and Conditions of Performance Unit Award, the Addendum to Performance Unit Award (the “Addendum”) or any of the exhibits to these documents (all together, the “Agreement”) have the meanings given to them in the Plan.

Subject to the terms and conditions of the Plan and this Agreement, and the applicable vesting acceleration provisions of any service agreement between you and the Company or any severance or change in control policy of the Company, if any, the PSUs will be eligible to vest pursuant to the satisfaction of the service-based and performance-based vesting components set forth in the Addendum, subject to you continuing to be an Associate through the applicable vesting date.

If agreed to by the Company in the Definitive Agreements (as defined below), upon the occurrence of a Change in Control Event, the acquiring or surviving entity (or an affiliate of such entity) may assume or substitute for the PSUs. Upon the occurrence of a Change in Control Event, the Performance Period, as defined in the Addendum, will be truncated, and a number of PSUs equal to the higher of the target number of PSUs granted pursuant to this Agreement and the number of PSUs that would vest based on the degree of achievement of performance objectives (as set forth in the Addendum) as of the date of the Change in Control Event (such date, the “Change in Control Date”) will become eligible to vest (the “Eligible PSUs”); provided, that upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated May 16, 2026 by and among the Company, MMS USA Holdings, Inc., Covey Merger Sub, Inc. and Publicis Groupe S.A., the Eligible PSUs shall be equal to the target number of PSUs granted pursuant to this Agreement. Eligible PSUs will be treated as unvested Restricted Stock Units under the Plan subject to a service-based vesting schedule, and if assumed or substituted for by the acquiring or surviving entity (or an affiliate of such entity) in accordance with the terms of the definitive agreements relating to the Change in Control (the “Definitive Agreements”), will convert into restricted stock units (or other compensatory arrangements) of equal value to be settled in cash or shares (determined in accordance with the

Definitive Agreements) by the acquiring or surviving entity (or an affiliate of such entity), as applicable (the “Assumed Eligible PSUs”). In the event you remain an Associate through the end of the applicable performance period (such date, the “Performance Period End Date”), the Assumed Eligible PSUs will become fully vested and will be settled within thirty (30) days of the Performance Period End Date. Subject to any vesting acceleration arising from another written agreement or policy between you and the Company, in the event your status as an Associate terminates for any reason before the Performance Period End Date, your Assumed Eligible Performance Units will be immediately forfeited.

All vesting will be rounded to the nearest whole PSU, and any fractional PSUs will be accumulated and vested on the date that an accumulated full PSU is vested.

If you cease to be an Associate for any or no reason before you fully vest in the PSUs, or if certain performance objectives are not satisfied and the Addendum provides that unvested PSUs will terminate to the extent that such performance objectives are not satisfied, the unvested PSUs will terminate according to the terms of Section 5 of this Agreement.

This PSU Agreement and applicable Plan is offered to you by LiveRamp as an additional benefit and is not required as a condition of employment. You may voluntarily accept this PSU Agreement and terms of the Plan by logging into your E*Trade account and electronically accepting this award. By doing so, you acknowledge and agree that:

i.This award of PSUs is subject to the terms and conditions as described within this Agreement and the Plan that are being provided to you electronically, including their exhibits and appendices, if any.

ii.You understand that the Company is not providing any tax, legal, or financial advice and is not making any recommendations regarding your participation in the Plan or your acquisition or sale of Shares.

iii.You have reviewed the Plan and this Agreement, have had an opportunity to obtain the advice of personal tax, legal, and financial advisors prior to accepting this award, and fully understand all provisions of this Agreement and the Plan. You will consult with your own personal tax, legal, and financial advisors before taking any action related to the Plan.

iv.You have read and agree to each provision of Section 10 of this Agreement.

v.You will notify the Company of any change to the contact address above.

IF YOU DO NOT ACCEPT THIS AGREEMENT ON OR PRIOR TO THE FIRST DATE ANY PORTION OF THESE PSUS VEST, NO PSUs WILL BE GRANTED AND YOU WILL NOT BE ELIGIBLE TO PARTICIPATE IN THE PLAN. THIS AGREEMENT IS ENTIRELY VOLUNTARY ON YOUR PART AND IS NOT REQUIRED TO BE ACCEPTED BY YOU AS A CONDITION OF EMPLOYMENT.

EXHIBIT A

TERMS AND CONDITIONS OF PERFORMANCE UNIT AWARD

This Agreement and the Plan constitute the entire agreement between the Company and you with regard to the PSUs pertaining to the Common Stock described in the Notice.

1.Grant and Acceptance of Terms. The Company grants you an award of PSUs as described in the Notice. Your acceptance and retention of the award described in the Notice, as evidenced by your electronic acceptance of this Agreement, shall constitute your acceptance of the terms and conditions set forth in this Agreement, and the Plan. Your acceptance of this Agreement is entirely voluntary on your part and is not required as a condition of employment. If there is a conflict between the Plan, this Agreement, or any other agreement governing the PSUs, those documents will take precedence and prevail in the following order: (a) the Plan, (b) this Agreement, and (c) any other agreement between the Company and you governing these PSUs (provided that any applicable vesting acceleration arising from a service agreement between you and the Company or a severance or change in control policy of the Company will apply to the PSUs).

2.Your Rights with Respect to the PSUs.

a.Company’s Obligation to Pay. Each PSU is a right to receive a Share on the date it vests. Until an PSU vests, you have no right to payment of the Share. Before a vested PSU is paid, the PSU is an unsecured obligation of the Company, payable (if at all) only from the Company’s general assets. A vested PSU will be paid to you (or in the event of your death, to your estate or such other person as specified in Section 6 below) in whole Shares as soon as practicable after vesting (but no later than 60 days following the vesting date), subject to you satisfying any obligations for Tax-Related Items (as defined in Section 9(a)(i) of this Agreement) and any delay in payment required under Section 9(b)(i) of this Agreement. You cannot specify (directly or indirectly) the taxable year of the payment of any vested PSU under this Agreement

b.Stockholder Rights. Upon vesting, the PSUs granted pursuant to the Notice will entitle you to the all the rights of a stockholder of the Company’s Common Stock as to the amount of shares of Common Stock (“Shares”) currently vested. Your rights as a stockholder of the Company (including the right to vote and to receive dividends and distributions) will not begin until Shares have been issued and recorded on the records of the Company or its transfer agents or registrars, and your rights with respect to the PSUs will remain forfeitable prior to the date on which such rights become vested.

3.Vesting. Subject to Section 11 of the Plan and Section 4 of this Agreement, PSUs shall vest as set forth in the Notice and the Addendum. PSUs scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest unless you continue to be an Associate until the time such vesting is scheduled to occur.

4.Board and Committee Discretion. The Board and the Committee have the discretion to accelerate the vesting of any PSUs at any time, subject to the terms of the Plan. In that case, those PSUs will be vested as of the date specified by the Board or the Committee.

5.Forfeiture upon Termination or Failure to Satisfy Performance Objectives. If your status as an Associate terminates for any reason, your PSUs will immediately stop vesting and any of these PSUs that have not yet vested will be forfeited by you upon the effective date of your termination. The Addendum may also provide that, upon the failure to achieve certain performance objectives, your PSUs will immediately stop vesting and any of these PSUs that have not yet vested will be forfeited by you upon a specified date. The provisions of this Section 5 are subject to the provisions of Section 7 below entitled “Forfeiture of Shares for Engaging in Certain Activities.”

6.Death. Any distribution or delivery to be made to you under this Agreement will, if you are then deceased, be made to the administrator or executor of your estate or, if the Board or the Committee permits, your designated beneficiary. Any such transferee must furnish the Company with (a) written notice of your status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations that apply to the transfer.

7.Forfeiture of Shares for Engaging in Certain Activities.

a.If at any time during your service as an Associate, or within one year after termination of your status as an Associate you engage in any activity which competes with any activity of the Company and/or any Affiliated Companies, or if you engage in any of the prohibited activities listed in subsection (b) below at any time during your service as an Associate, or within one year after the effective date of your termination, then

i.any unvested PSUs granted to you shall be canceled;

ii.with respect to any Shares received by you pursuant the settlement of the PSUs within the three-year period before and the three-year period after your termination date, you shall pay to the Company an amount equal to the proceeds of any sale or distribution of those Shares (the “Forfeited Shares”), or, if still held by you, the aggregate fair market value of such Forfeited Shares as of the date of vesting; and

iii.the Company shall be entitled to set off against the amount of any such Forfeited Shares any amounts owed to you by the Company.

Engaging in any activity which competes with any activity of the Company during your service as an Associate includes any attempt, directly or indirectly, either individually or on behalf of anyone that is in competition with or acting against the interests of the Company, to solicit, sell to, assist, divert, accept or receive the trade or business of any customer of the Company or any Affiliated Company for the benefit of any person or entity other than the Company or any Affiliated Company.

b.The prohibited activities include:

i.accepting employment with or serving as a consultant, advisor or in any other capacity to anyone that is in competition with or acting against the interests of the Company;

ii.disclosing or misusing any trade secrets or confidential information concerning the Company or any Affiliated Company;

iii.any attempt, directly or indirectly, to use non-public information regarding the skills, ability or compensation of any Associate in order to solicit or induce any Associate of the Company or any Affiliated Company to be employed or perform services elsewhere;

iv.any attempt, directly or indirectly, to solicit the trade or business of any current or prospective customer of the Company or any Affiliated Company;

v.the failure or refusal to disclose promptly and to assign to the Company all right, title and interest in any invention or idea made or conceived in whole or in part by you in the course of your employment by the Company or any Affiliated Company, relating to the actual or anticipated business, research or development work of the Company or any Affiliated Company, or the failure or refusal to do anything reasonably necessary to enable the Company or any Affiliated Company to secure a patent or other intellectual property right;

vi.participating in a hostile takeover attempt against the Company;

vii.a material violation of Company policy, including, without limitation, the Company’s insider trading policies; or

viii.conduct related to your employment for which you have been convicted of criminal conduct or for which you have been assessed civil penalties.

c.    Upon receipt of any Shares pursuant to Section 2 of this Agreement, you agree to certify, if requested by the Company, that you are in compliance with the terms and conditions of this Agreement.

d.    You may be released from your obligations under this Section 7 only if the Board or the Committee, or its authorized designee(s), determines in its sole discretion that to do so is in the best interests of the Company.

e.    You acknowledge the Company has a valid and reasonable interest in protecting its trade secrets, confidential information and goodwill, and the prohibitions of this Section 7 are not intended to restrain you in the pursuit of other employment opportunities, nor are they intended to prohibit you from working in the data connectivity services industry.

8.Restriction on Transfer. PSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by you except as provided under the Plan, and any unauthorized purported sale, assignment, transfer, pledge, hypothecation or other disposition shall be void and unenforceable against the Company. If any PSUs are transferred, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors, and assigns of the parties to this Agreement.

9.Tax Obligations.

a.Tax Withholding.

i.No Shares will be issued to you until you make satisfactory arrangements (as determined by the Board or the Committee) for the payment of Tax Withholdings, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you that the Board or the Committee determines must be withheld (“Tax-Related Items”), including those that result from the grant, vesting, or payment of the PSUs, the subsequent sale of Shares acquired pursuant to such payment, or the receipt of any dividends. If you are a non-U.S. employee, the method of payment of Tax-Related Items may be restricted by any Appendix (as defined below). If you fail to make satisfactory arrangements for the payment of any Tax-Related Items under this Agreement when any of these PSUs otherwise are supposed to vest or Tax Related Items related to PSUs otherwise are due, you will permanently forfeit the applicable PSUs and any right to receive Shares under such PSUs, and such PSUs will be returned to the Company at no cost to the Company. For purposes of this Agreement, “Tax Withholdings” means tax, social insurance and social security liability or premium obligations in connection with the PSUs, including, without limitation, (1) all federal, state, and local income, employment and any other taxes (including your U.S. Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or applicable Affiliated Company,(2) your fringe benefit tax liability and, to the extent required by the Company, the fringe benefit tax liability of the Company or the applicable Affiliated Company, if any, associated with the grant, vesting, or exercise of the PSUs or sale of Shares issued under the PSUs, and (3) any other taxes or social insurance or social security liabilities or premium the responsibility for which you have, or have agreed to bear, with respect to the PSUs or the Shares subject to the PSUs (“Tax Withholdings”).

ii.The Company has the right (but not the obligation) to satisfy any Tax-Related Items by withholding from proceeds of a sale of Shares acquired upon payment of these PSUs arranged by the Company (on your behalf pursuant to this authorization without further consent), and this will be the method by which such tax withholding obligations are satisfied until the Company determines otherwise, subject to applicable laws.

iii.The Company also has the right (but not the obligation) to satisfy any Tax-Related Items by reducing the number of Shares otherwise deliverable to you).

iv.Further, if you are subject to taxation in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, the Company and/or any Affiliated Company for whom you are performing services (each, an “Employer”) or former Employer(s) may withhold or account for tax in more than one jurisdiction.

v.Regardless of any action of the Company or the Employer(s), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer(s). You further acknowledge that the Company and the Employer(s) (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of these PSUs and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of these PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

b.Code Section 409A. This Section 9(b) does not apply if you are not a U.S. income taxpayer.

i.If the vesting of any PSUs is accelerated in connection with a termination of your status as an Associate that is a “separation from service” within the meaning of Code Section 409A and (x) you are a “specified employee” within the meaning of Code Section 409A at that time and (y) the payment of such accelerated PSUs would result in the imposition of additional tax under Code Section 409A if paid to you within the 6-month period following such termination, then the accelerated PSUs will not be paid until the first day after the 6-month period ends.

ii.If your status as an Associate terminates due to death or you die after you stop being an Associate, the delay under Section 9(b)(i) of this Agreement will not apply, and these PSUs will be paid in Shares to your estate (or such other person as specified in Section 6 above) as soon as practicable.

iii.All payments and benefits under this Agreement are intended to be exempt from Code Section 409A or comply with any requirements necessary to avoid the imposition of additional tax under Code Section 409A(a)(1)(B) so that none of these PSUs or Shares issuable upon the vesting of PSUs will be subject to the additional tax imposed under Code Section 409A, and any ambiguities or ambiguous terms will be interpreted according to that intent. In no event will the Company or any Affiliated Company have any obligation or liability to reimburse, indemnify, or hold you harmless for any taxes imposed, or other costs incurred, as a result of Code Section 409A.

iv.Each payment under this Agreement is a separate payment under Treasury Regulations Section 1.409A-2(b)(2).

10.Acknowledgements and Agreements. You acknowledge that your acceptance of this Agreement is voluntary and is not required as a condition of employment. Your signature on the Notice accepting these PSUs indicates that:

a.YOU ACKNOWLEDGE AND AGREE THAT THE VESTING OF THESE PSUS IS EARNED ONLY BY CONTINUING AS AN ASSOCIATE AND THE ACHIEVEMENT OF CERTAIN PERFORMANCE OBJECTIVES AS SET FORTH IN THE ADDENDUM, AND THAT BEING HIRED OR BEING GRANTED THESE PSUS WILL NOT RESULT IN VESTING.

b.YOU FURTHER ACKNOWLEDGE AND AGREE THAT THESE PSUS AND THIS AGREEMENT DO NOT CREATE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN ASSOCIATE FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL AND WILL NOT INTERFERE IN ANY WAY WITH YOUR RIGHT OR THE RIGHT OF THE EMPLOYER(S) TO TERMINATE YOUR RELATIONSHIP AS AN ASSOCIATE AT ANY TIME, WITH OR WITHOUT CAUSE.

c.You agree that this Agreement and its incorporated documents reflect all agreements on its subject matters and that you are not accepting this Agreement based on any promises, representations, or inducements other than those reflected in this Agreement,

d.You agree that the Company’s delivery of any documents related to the Plan or these PSUs (including the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders) to you may be made by electronic delivery, which may include but does not necessarily include the delivery of a link to a Company intranet or to the Internet site of a third party involved in administering the Plan, the delivery of the document via email, or any other means of electronic delivery specified by the Company. If the attempted electronic delivery of such documents fails, you will be provided with a paper copy of the documents.

You acknowledge that you may receive from the Company a paper copy of any documents that were delivered electronically at no cost to you by contacting the Company by telephone or in writing. You may revoke your consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if you have provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e mail address by telephone, postal service or electronic mail. Finally, you understand that you are not required to consent to electronic delivery of documents.

e.You may deliver any documents related to the Plan or these PSUs to the Company by e-mail or any other means of electronic delivery approved by the Board or the Committee, but you must provide the Company or any designated third party administrator with a paper copy of any documents if your attempted electronic delivery of such documents fails.

f.You accept that all good faith decisions or interpretations of the Board or the Committee regarding the Plan and these PSUs are binding, conclusive, and final. No member of the Board or the Committee will be personally liable for any such decisions or interpretations.

g.You agree that the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan.

h.You agree that the grant of Awards is voluntary and occasional and does not create any contractual or other right to receive future grants of performance units or benefits in lieu of performance units, even if performance units have been granted in the past.

i.You agree that any decisions regarding future Awards will be in the Company’s sole discretion.

j.You agree that you are voluntarily participating in the Plan.

k.You agree that these PSUs and any Shares acquired under these PSUs are not intended to replace any pension rights or compensation.

l.You agree that these PSUs, any Shares acquired under these PSUs, and their income and value are not part of normal or expected compensation for any purpose, including for calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits, or similar payments.

m.You agree that the future value of the Shares underlying these PSUs is unknown, indeterminable, and cannot be predicted with certainty.

n.You agree that, for purposes of these PSUs, your engagement as an Associate is terminated as of the date your service relationship with the Company or any Affiliated Company is terminated (regardless of the reason for such termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you are providing services to the Company or any Affiliated Company or the terms of your service agreement, if any), unless otherwise expressly provided in this Agreement or determined by the Board or the Committee.

o.You agree that any right to vest in these PSUs will be extended by any notice period (e.g., the period that you are an Associate would include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws (including common law, if applicable) in the jurisdiction where you are an Associate or by your service agreement or employment agreement, if any) and your termination date will not occur until the end of such period, unless otherwise expressly provided in this Agreement or determined by the Board or the Committee or required by applicable law.

p.You agree that the Board or the Committee has the exclusive discretion to determine when you are no longer actively providing services for purposes of these PSUs (including whether you are still considered to be providing services while on a leave of absence).

q.You agree that neither the Company or any Affiliated Company is liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of these PSUs or of any amounts due to you from the payment of these PSUs or the subsequent sale of any Shares acquired upon such payment.

r.You have read and agree to the Data Privacy provisions of Section 11 of this Agreement.

s.You agree that you have no claim or entitlement to compensation or damages from any forfeiture of these PSUs resulting from the termination of your status as an Associate (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are an Associate or the terms of your service agreement, if any), and in consideration of the grant of these PSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company or any Affiliated Company, waive your ability (if any) to bring any such claim, and release the Company and all Affiliated Companies from any such claim. If any such claim is nevertheless allowed by a court of competent jurisdiction, then your participation in the Plan constitutes your irrevocable agreement to not pursue such claim and to execute any and all documents necessary to request dismissal or withdrawal of such claim.

11.Data Privacy.

a.You voluntarily consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Award materials (“Data”) by and among, as applicable, the Employer(s), the Company and any Affiliated Company for the exclusive purpose of implementing, administering, and managing your participation in the Plan.

b.You understand that the Company and the Employer(s) may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all equity awards or any other entitlement to stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering, and managing the Plan.

c.You understand that Data will be transferred to one or more stock plan service provider(s) selected by the Company, which may assist the Company with the implementation, administration, and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan.

d.You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that if you reside in certain jurisdictions outside the United States, to the extent required by applicable laws, you may, at any time, request access to Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents given by accepting these PSUs, in any case without cost, by contacting in writing your local human resources representative. Further, you understand that you are providing these consents on a purely voluntary basis. If you do not consent or if you later seek to revoke your consent, your engagement as an Associate with the Employer(s) will not be adversely affected; the only consequence of refusing or withdrawing your consent is that the Company will not be able to grant you awards under the Plan or administer or maintain awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan (including the right to retain these PSUs). You understand that you may contact your local human resources representative for more information on the consequences of your refusal to consent or withdrawal of consent.

12.    Modifications to the Agreement. The Plan and this Agreement constitute the entire understanding of the parties on the subjects covered. You expressly warrant that you are not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. All amendments to this Agreement shall be in writing executed by a duly authorized officer of the Company; provided that this Agreement is subject to the power of the Board and/or the Committee to amend this Agreement and the Plan as provided in the Plan. Notwithstanding the foregoing, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without your consent, to comply with Code Section 409A, to otherwise avoid imposition of any additional tax or income recognition under Code Section 409A in connection with these PSUs.

13.Notices. Any notice to be given under this Agreement to the Company shall be addressed to the Company in care of its stock plan administrator at LiveRamp Holdings, Inc., 225 Bush Street, Seventeenth Floor, San Francisco, CA 94104, until the Company designates another address in writing. Any notice to be given to you shall be addressed to you at the address listed in the Company’s records. By a notice given pursuant to this Section, either party may designate a different address for notices. Any notice shall have been deemed given when actually delivered.

14.Additional Conditions to Issuance of Stock. If the Company determines that the listing, registration, qualification, or rule compliance of the Common Stock on any securities exchange or under any state, federal, or foreign law or the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), the Company will try to meet the requirements of any such state, federal, or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange, but the Shares will not be issued until such conditions have been met in a manner acceptable to the Company.

15.Clawback. These PSUs (including any proceeds, gains or other economic benefit received by you upon its payment or the subsequent sale of Shares issued upon payment of the PSUs) will be subject to any compensation recovery or clawback policy implemented by the Company before or after the date of this Agreement. This includes any clawback policy adopted to comply with the requirements of applicable laws.

16.Administration. The Board and the Committee administer the Plan. Your rights under this Agreement are expressly subject to the terms and conditions of the Plan, including continued stockholder approval of the Plan, and to any guidelines the Board or the Committee adopts from time to time.

17.Severability. If any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any part of this Agreement not declared to be unlawful or invalid. Any part so declared unlawful or invalid shall, if possible, be construed in a manner which gives effect to the terms of such part to the fullest extent possible while remaining lawful and valid.

18.Applicable Law. The Plan, this Agreement, these PSUs, and all determinations made and actions taken under the Plan, to the extent not otherwise governed by the laws of the United States, will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

19.Forum Selection At all times each party hereto: (i) irrevocably submits to the exclusive jurisdiction of any California court or Federal court sitting in the Northern District of California; (ii) agrees that any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby will be heard and determined in such California or Federal court; (iii) to the extent permitted by law, irrevocably waives (a) any objection such party may have to the laying of venue of any such action or proceeding in any of such courts, or (b) any claim that such party may have that any such action or proceeding has been brought in an inconvenient forum; and (iv) to the extent permitted by law, irrevocably agrees that a final nonappealable judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this section entitled “Forum Selection” will affect the right of any party hereto to serve legal process in any manner permitted by law.

20.Headings. Headings are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

21.Waiver. You acknowledge that a waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement by you.

22.Non-U.S. Appendix. These PSUs are subject to any special terms and conditions set forth in any appendix to this Agreement for your country (the “Appendix”). If you relocate to a country included in the Appendix, the special terms and conditions for that country will apply to you to the extent the Company determines that applying such terms and conditions is necessary or advisable for legal or administrative reasons.

EXHIBIT B
APPENDIX TO RESTRICTED STOCK UNIT AGREEMENT
Capitalized terms that are not defined in this Appendix shall have the same meanings given to them in the Notice, the Terms and Conditions and the Plan.
Terms and Conditions
This Appendix includes additional terms and conditions that govern these RSUs granted to you under the Plan if you reside and/or work in one of the countries listed below. If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, transfer to another country after the Award Date or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein apply to you.
Notifications
This Appendix also includes information regarding exchange controls, securities laws and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, and other applicable laws in effect in the respective countries as of May 2022. Such applicable laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information in this Appendix as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you vest in the RSUs or sell Shares acquired under the Plan.
In addition, the information contained in this Appendix is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of a particular result. You should seek appropriate professional advice as to how the applicable laws in your country may apply to your situation.
Finally, if you are a citizen or resident of a country other than the one in which you are currently working, transfer employment after these RSUs are granted, transfer to another country after the Award Date, or are considered a resident of another country for local law purposes, the notifications in this Appendix may not apply to you in the same manner.
Countries
Australia

Notifications

Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).
Australia Offer Document. The offer of the RSUs is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).
Brazil
Terms and Conditions
Compliance with the Law. By accepting the grant of the RSUs, you acknowledge your agreement to comply with applicable Brazilian laws and to pay any and all applicable Tax-Related Items associated with the RSUs, the receipt of any dividend, and the sale of Shares acquired under the Plan.
Labor Law Acknowledgment. By accepting the grant of the RSUs, you acknowledge, understand and agree that, for all legal purposes, (a) the benefits provided to you under the Plan are the result of commercial transactions unrelated to your employment, (b) you are making an investment decision, (c) the Plan is not a part of the terms and conditions of your employment or other service, (d) the income from the RSUs, if any, is not part of your remuneration from employment or other service, and (e) the value of the underlying Shares is not fixed and may increase or decrease in value over the vesting period without compensation to you.

Notifications
Exchange Control Information. You may be required to submit a declaration of assets and rights held outside Brazil to the Central Bank of Brazil. Depending on the aggregate value of such assets and rights, the declaration may be required on an annual or quarterly basis. Assets and rights that must be reported include Shares acquired under the Plan. This requirement and the applicable thresholds are subject to change on an annual basis.
Canada
Terms and Conditions
Form of Settlement. Notwithstanding any discretion in Section 8(c)(iii) of the Plan, if you reside in Canada, the RSUs are payable in Shares only.
Forfeiture upon Termination. This provision replaces Section 5 (“Forfeiture upon Termination”) of the Terms and Conditions:
If your status as an Associate terminates for any reason, your RSUs will immediately stop vesting and any of these RSUs that have not yet vested will be forfeited by you upon the effective date of your termination (the “Termination Date”). The provisions of this Section 5 are subject to the provisions of Section 7 below entitled “Forfeiture of Shares for Engaging in Certain Activities.” For purposes of your RSUs, the “Termination Date” shall occur (regardless of the reason for such termination and whether or not found to be invalid, unlawful or in breach of applicable laws in the jurisdiction where the you are employed or the terms of the your employment or service agreement, if any), effective as of the date that is the earlier of: (i) the date your employment is terminated for any reason or (ii) the date you receive written notice of termination, regardless of any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under local law. For greater certainty, you will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your right to vest terminates, nor will you be entitled to any compensation for lost vesting. Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires continued vesting during a statutory notice period, your right to vest in the RSUs, if any, will terminate effective upon the expiration of the minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the statutory notice period, nor will you be entitled to any compensation for lost vesting.
Acknowledgements and Agreements. This provision supplements Section 10 (“Acknowledgements and Agreements”) of the Terms and Conditions:
Notwithstanding anything contained in the Plan or the Agreement to the contrary, the RSUs are related to future services to be performed and are not a bonus or compensation for past services.
The following provisions will apply if you are a resident of Quebec:
Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir expressément souhaité que la convention [“Agreement”], ainsi que tous les documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés, directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. This provision supplements Section 11 (“Data Privacy) of the Terms and Conditions:
You hereby authorize the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company and any Affiliated Company and the Committee to disclose and discuss the Plan with their advisors. You further authorizes the Company and any Affiliated Company to record such information and to keep such information in your file. You acknowledge and agree that your personal information, including any sensitive personal information, may be transferred or disclosed outside the province of Quebec, including to the U.S. If applicable, you also acknowledge and authorize the Company, its Affiliated Companies, and a third-party service provider of the Company to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.
Notifications
Securities Law Notification. You understand that you are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the New York Stock Exchange ("NYSE").
Foreign Asset/Account Reporting Notification. Foreign specified property, including Shares and rights to receive Shares (e.g., RSUs), must be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of your foreign specified property exceeds C$100,000 at any time during the year. Thus, RSUs must be reported - generally at a nil cost - if the C$100,000 cost threshold is exceeded because of other foreign specified property you holds. When Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would ordinarily equal the fair market value of the Shares at the time of acquisition, but if other Shares are also owned, this ACB may have to be averaged with the ACB of the other Shares. You should consult your personal tax advisor to ensure compliance with applicable reporting obligations.
China
Terms and Conditions
The following terms and conditions will apply to you to the extent that the Company, in its discretion, determines that your participation in the Plan will be subject to exchange control restrictions in the People’s Republic of China (“PRC”), as implemented by the PRC State Administration of Foreign Exchange (“SAFE”):
Vesting Schedule and Settlement. The following provision supplements the vesting schedule in the Notice and Section 2 (“Your Right with Respect to the RSUs”) and Section 3 (“Vesting”) of the Terms and Conditions:
In addition to any other vesting and settlement conditions, the RSUs will not vest and no Shares (or cash equivalent) will be delivered to you unless and until all necessary approvals from the PRC State Administration of Foreign Exchange (“SAFE”) or its relevant branch have been received and remain effective, as determined by the Company in its sole discretion.
If Shares are delivered to you pursuant to Section 2(a) of the Terms and Conditions, the Company reserves the right to require you to sell all Shares, either immediately upon receipt of such Shares or upon termination of your service or at such other time determined by the Company to be necessary or desirable to facilitate the administration of the Plan or compliance with exchange control requirements in the PRC.

In this regard, you agree that the Company is authorized to instruct its designated broker, E*Trade, to assist with any such mandatory sale of Shares (on your behalf pursuant to this authorization), and you expressly authorize E*Trade (or any other designated broker) to complete the sale of such Shares. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of the Shares (including, without limitation, as to the transfers of the proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters, provided that you shall not be permitted to exercise any influence over how, when or whether the sales occur. You acknowledge that the designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Due to fluctuations in the Share price and/or applicable exchange rates between the date the Shares are delivered to you and (if later) the date on which the Shares are sold, the amount of proceeds ultimately distributed to you may be more or less than the market value of the Shares on the applicable Vest Date or the date the Shares are issued to you.
Upon the sale of the Shares, the cash proceeds from the sale (less any applicable Tax-Related Items, brokerage fees or commissions) will be delivered to you in accordance with applicable exchange control laws and regulations.
Exchange Control Obligations. Following the sale of the Shares, you must comply with any exchange control requirements. If you reside in the PRC, you may be required to repatriate to the PRC all funds related to participation in the Plan, and such repatriation may need to be effected through a special exchange control account established by the Company or its Affiliated Company in the PRC. In such circumstances, you agree that any funds related to participation in the Plan may be transferred to such special account prior to being delivered to you.
The funds may be paid to you in U.S. dollars or in local currency, at the Company’s discretion. If the funds are paid in U.S. dollars, you will be required to set up a U.S. dollar bank account in the PRC so that the funds may be deposited into this account. If the funds are paid in local currency, neither the Company nor any Affiliated Company is under an obligation to secure any particular currency conversion rate and there may be delays in converting the funds into local currency due to exchange control requirements in the PRC. You will bear any currency fluctuation risk between the time the Shares are sold (or any other funds related to participation in the Plan are realized) and the time the funds are converted into local currency and distributed to you.
You agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with PRC exchange control requirements.
France
Terms and Conditions

RSU Type. The RSUs are not intended to qualify for specific tax or social security treatment in France.

Language Consent. By accepting the grant of the RSUs, you confirm having read and understood the documents related to the grant (the Notice, the Agreement and the Plan), which were provided in the English language.  You accept the terms of those documents accordingly.

Consentement Relatif à la Langue.  En acceptant l’attribution du droit sur des actions assujetti à des restrictions (“RSUs”), vous confirmez avoir lu et compris les documents relatifs à l’attribution (l’Avis, le Contrat et le Plan) qui ont été fournis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Notification. French residents may hold Shares acquired under the Plan outside France, provided they declare all foreign accounts, whether open, current, or closed, in their income tax return.
Germany

Notifications

Exchange Control Information. Cross-border payments in excess of a certain threshold EUR 50,000 as of January 1, 2025) must be reported to the German Federal Bank (Bundesbank).  If you make or receive a payment in excess of this amount (including if you acquire Shares with a value in excess of this amount under the Plan or sell Shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover the Tax-Related Items, you must report the payment and/or the value of the Shares withheld or sold to Bundesbank. Such reports must be made either electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank. You should consult with your personal legal advisor to ensure compliance with applicable reporting requirements.
Foreign Asset/Account Reporting Information. If your acquisition of Shares under the Plan leads to a so-called qualified participation at any point during the calendar year, you may need to report the acquisition when you file your tax return for the relevant year. A qualified participation occurs only if (i) you own at least 1% of the Company and the value of the Shares acquired exceeds EUR 150,000 or (ii) you hold Shares exceeding 10% of the Company’s total Common Stock.

India
Notifications

Exchange Control Notification. Due to Indian exchange control regulations, the proceeds from the sale of Shares acquired at vesting of the RSUs and any dividends received in relation to the Shares must be repatriated to India within a period of time required under applicable regulations. You will receive a foreign inward remittance certificate (the “FIRC”) from the bank where you deposit the foreign currency, and you should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India, the Company or the Service Recipient requests proof of repatriation. It is your responsibility to comply with applicable exchange control laws in India.
Italy
Terms and Conditions
Plan Document Acknowledgement. By accepting the RSUs, you acknowledge that you received a copy of the Plan, reviewed the Plan and this Agreement in their entirety and fully understand and accept all provisions of the Plan and this Agreement.
In addition, you further acknowledge that you have read and specifically and expressly approve without limitation the following Sections in the Terms and Conditions: Section 2 “You Rights with Respect to the RSUs”’ Section 3 “Vesting”; Section 5 “Forfeiture upon Termination”; Section 7 “Forfeiture of Shares for Engaging in Certain Activities”; Section 9 “Responsibility for Taxes; Section 10 “Acknowledgements and Agreements”; Section 11 “Data Privacy”; Section 18 “Applicable Law”; Section 19 “Forum Selection; Section 22 “Imposition of Other Requirements”; and Section 23 “Language.”
Japan
Notifications

Foreign Asset/Account Reporting Notification. Details of any assets held outside Japan (including Shares acquired under the Plan) as of December 31 of each year must be reported to the tax authorities on an annual basis, to the extent such assets have a total net fair market value exceeding ¥50 million. Such report is due by March 15 each year. You should consult your personal tax advisor to determine if the reporting obligation applies to you and whether you will be required to include details of your outstanding RSUs, as well as Shares, in the report.
Netherlands
There are no country-specific provisions.

Poland
Notifications
Exchange Control Notification. Polish residents holding foreign securities (e.g., Shares) and/or maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such securities and cash (when combined with all other assets possessed abroad) exceeds PLN 7 million. If required, the reports must be filed on a quarterly basis on special forms that are available on the website of the National Bank of Poland.

Further, if a Polish resident transfers funds in excess of €15,000 (or PLN15,000 if the transfer of funds is connected with the business activity of an entrepreneur), the funds must be transferred via a bank account in Poland. Residents are required to retain the documents connected with a foreign exchange transaction for a period of five years, as measured from the end of the year in which such transaction occurred.
Singapore
Notifications
Securities Law Notification. The RSUs are being granted pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore. Hence, statutory liability under the SFA in relation to the content of prospectuses will not apply. You should note that the RSUs are subject to section 257 of the SFA and hence the RSUs may not be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore, unless such offer, sale or invitation is made (i) more than six (6) months from the Award Date, (ii) pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA, or (iii) pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.
In addition, you are permitted to sell Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares takes place outside Singapore through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the NYSE.
Director Notification Requirement. If you are a director, alternate director, substitute director or shadow director of a Singapore Affiliated Company, you must notify the Singapore Affiliated Company in writing within two (2) business days of (i) becoming the registered holder of or acquiring an interest (e.g., RSUs, Shares, etc.) in the Company or any Affiliated Company, or becoming a director, alternate director, substitute director or shadow director (as the case may be), whichever occurs last, or (ii) any change in a previously disclosed interest (e.g., sale of Shares).
Spain
Terms and Conditions
Nature of Company Restricted Stock Unit Grants. By accepting the RSUs, you consent to participate in the Plan and acknowledge that you have received a copy of the Plan.
You understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant RSUs under the Plan to individuals who may be employees of the Company or its Affiliated Companies throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not bind the Company or any Affiliated Company, other than to the extent set forth in this Agreement. Consequently, you understand that the RSUs are offered on the assumption and condition that the RSUs and Shares issued pursuant to the RSUs are not part of any employment contract (either with the Company or any Affiliated Company), and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation), or any other right whatsoever. In addition, you understand that this offer would not be made but for the assumptions and conditions referred to above; thus, you acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of or right to the RSUs shall be null and void.
In particular, you understand and agree that, unless otherwise provided in this Agreement, the RSUs will be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination of the your employment status prior to vesting by reason of, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”), individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.
Finally, you understand that this award of RSUs would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the award of RSUs shall be null and void.
Notifications
Securities Law Notification. The RSUs and the Shares acquired under the Plan do not qualify under Spanish regulations as securities. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory. The Agreement has not been nor will it be registered with the Comisión Nacional del Mercado de Valores, and does not constitute a public offering prospectus.

Foreign Asset/Account Reporting Notification. To the extent that you hold rights or assets (e.g., cash or Shares held in a bank or brokerage account) outside Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which you sell or dispose of such right or asset), you are required to report information on such rights and assets on your tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000. You should consult with your personal tax advisor to ensure compliance with applicable reporting requirements.
United Kingdom
Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 9 (“Responsibility for Taxes”) of the Terms and Conditions:

You agree to indemnify the Company and/or the Service Recipient for all Tax-Related Items that they are required to pay or withhold or have paid or will pay to Her Majesty’s Revenue & Customs (“HMRC”) (or any other relevant authority) on your behalf and authorize the Company and/or the Service Recipient to recover such amounts by any of the means set out in Section 9 of the Terms and Conditions. You also agree to be liable for any Tax-Related Items related to the RSUs and legally applicable to you, and hereby covenant to pay any such Tax-Related items as and when requested by the Company, the Service Recipient or by HMRC (or any other relevant authority).
Notwithstanding the foregoing, if you are an executive officer or director (as within the meaning of Section 13(k) of the Securities Exchange Act of 1934), the terms of the immediately foregoing provision will not apply. In the event that you are an executive officer or director and the income tax is not collected from or paid by you within ninety (90) days of the end of the U.K. tax year in which an event giving rise to the indemnification described above occurs, the amount of any uncollected income tax may constitute a benefit to you on which additional income tax and national insurance contributions may be payable. You acknowledge that you will be responsible for reporting and paying any income tax due on this additional benefit directly to the HMRC under the self-assessment regime and for paying the Company or the Service Recipient, as applicable, for the value of any employee national insurance contributions due on this additional benefit.